AMENDED AND RESTATED MANAGEMENT, CONSTRUCTION MANAGEMENT SERVICES, AND LEASING AGREEMENT

BETWEEN

[ENTER EACH TITLE HOLDING ENTITY]

a Delaware limited liability company [OR ILLINOIS LIMITED PARTNERSHIP]

(OWNER)

AND

 [ENTER APPROPRIATE MANAGEMENT COMPANY]

a Delaware limited liability company

(MANAGER)

Property Located at: [ENTER ADDRESS OF PROPERTY]

AMENDED AND RESTATED MANAGEMENT, CONSTRUCTION MANAGEMENT SERVICES, AND LEASING AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT, CONSTRUCTION MANAGEMENT SERVICES, AND LEASING AGREEMENT (as amended from time to time, this “Agreement”) is made and entered into to be effective as of April ___, 2007 (the “Effective Date”), by and between  [ENTER NAME OF TITLE HOLDING ENTITY], a Delaware limited liability company, (“Owner”), and [ENTER NAME OF APPROPRIATE MANAGEMENT COMPANY], a Delaware limited liability company, (“Manager”).

RECITALS:

Owner owns or ground leases certain real property commonly known as , and more particularly described in Exhibit A attached hereto and incorporated herein (Owner’s interest in said land, together with any and all improvements now or hereafter erected thereon, are hereinafter collectively referred to as the “Project”).

Owner engaged Manager as an independent contractor for the purpose of performing the Management Services and the Leasing Services (as each term is hereinafter defined),   pursuant to that certain Management Agreement dated ______________ regarding the management of the Project (the “Original Management Agreement”).  Owner and Manager desire to amend and completely restate the Original Agreement with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, and of the mutual covenants herein contained, the sufficiency of which is hereby mutually acknowledged, Owner and Manager hereby agree as follows:

ARTICLE 1
Engagement and Duties of Manager

Section 1.1

Engagement of Manager; Amendment and Restatement of Original Agreement.

Owner hereby appoints Manager to manage, operate, supervise, service, and maintain the Project as more particularly set forth herein and in accordance with the terms of this Agreement (collectively, the “Management Services”), and Manager hereby accepts such appointment and undertakes and agrees to perform the Management Services and to comply with all of the provisions of this Agreement.  Owner and Manager agree that the terms and conditions of this Agreement shall amend and restate the Original Agreement in its entirety and the Original Agreement shall no longer be in full force and effect.

Section 1.2

Duties of Manager Generally.

Manager shall perform the Management Services on a day-to-day basis, and shall operate and maintain the Project as a high quality first-class Project in an efficient, economical and business-like manner consistent with the goal of maximizing both the value of the Project and Owner’s profits from the Project.  During the term and subject to the provisions hereof, Manager shall perform Owner’s obligations with respect to the Property, including, without limitation, the following subject to any limitations imposed by the Approved Budget, instructions or failures to instruct by Owner, the availability of funds provided by Owner, and actions or failures to act by third parties which are beyond the reasonable control of Manager:

(a)

compliance with and performance of all of Owner’s obligations:

(i)

as landlord under all present and future leases, subleases, licenses, or concessionaire agreements affecting all or any portion of the Project, to the extent copies thereof have been delivered to Manager (collectively, the “Leases”); and

(ii)

as a party to, or subject to, any and all present and future easements, restrictions, covenants, conditions, mortgages, and agreements affecting the Project, to the extent copies thereof have been delivered to Manager (collectively, the “Basic Documents”);

(iii)

as tenant under any ground lease of all or any portion of the Project, to the extent copies thereof have been delivered to Manager; and

(iv)

as a party to any and all trade and service contracts affecting the Project, to the extent copies thereof have been delivered to Manager.

(b)

ensuring compliance with the covenants and obligations of:

(i)

tenants under each and all of the Leases;

(ii)

other parties to, or subject to, the Basic Documents;

(iii)

the lessor under each ground lease of all or any portion of the Project; and

(iv)

trade and service providers under contracts affecting the Project.

(c)

with the prior written approval of Owner, subject to the conditions hereinafter set forth, enforcing all of Owner’s rights and remedies in respect of the foregoing.

Manager shall perform and conduct the Management Services diligently, with the highest ethical standards and in accordance with the criteria set forth herein.  The Management Services to be performed by Manager under this Agreement shall be of a scope and quality equivalent to the performance of professional managers of similar commercial properties of comparable class and size in the greater metropolitan area in which the Project is located.  Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of the entire Manager’s organization.  Manager shall perform such other services as may be reasonably requested by Owner which are consistent with the standard of performance discussed in this Section 1.2 in managing, operating, leasing, supervising and maintaining the Project.

Section 1.3

Specific Duties of Manager.

Without limiting the generality of Section 1.2 above, Manager shall have the following duties and shall perform the following services:

(a)

Employment of Personnel and Bonding Requirements.

(i)

Manager agrees to hire, pay, supervise and discharge all employees necessary for the performance of its obligations under this Agreement.  All such personnel shall be the employees or independent contractors of Manager and not of Owner. All matters pertaining to the employment of such employees or independent contractors shall be the sole responsibility of Manager, and Owner shall bear absolutely no responsibility or liability therefor.  Manager shall fully comply with all applicable laws and regulations concerning worker’s compensation, social security, unemployment, tax withholding and reporting, hours of labor, wages, working conditions and all other laws affecting or respecting the employment of such employees or independent contractors.  Manager shall have no authority to enter into any employment contract which purports to be on behalf of Owner, or which otherwise obligates Owner in any respect.  Owner reserves the right from time to time and at any time to require that employees performing or to be performing Management Services hereunder be subject to a satisfactory security check performed by or on behalf of Manager as a reimbursable expense.

(ii)

Manager shall pay, all costs, including, without limitation, salaries, wages, and other compensation and fringe benefits, of all personnel involved directly or indirectly in providing any or all of the Management Services, or otherwise performing services pursuant to this Agreement, which costs shall constitute a reimbursable expense by Owner to the extent included in the Approved Budget or as otherwise approved by Owner.

(iii)

Employees of Manager who are responsible for or have access to money of Owner (including, without limitation, rents, issues or profits arising or accruing from the Project) shall be covered, at the sole cost and expense of Manager, in an amount of not less than One Million Dollars ($1,000,000) by a commercial crime coverage policy issued by a company acceptable to Owner.  Evidence of such coverage, with provisions for certificate cancellation notice to Owner, shall be supplied to Owner prior, to executing this Agreement and subsequently upon Owner’s written request from time to time.  Owner, in its sole discretion, may amend its approval of any  insurance company, but agrees not to increase the amount of the coverage required hereunder.

(b)

Collection of Revenues and Lease Enforcement.

Manager shall demand, collect and receive (i) rents, utility charges, common area charges, insurance charges, and real estate and personal property tax and assessment charges, (ii) all other pass-through or bill-back charges, sums, costs or expenses of any nature whatsoever payable by tenants under the terms of any or all of the Leases and any other agreements relating to all or any portion of the Project, and (iii) all other revenues, issues and profits accruing from the Project (including, without limitation, any and all license, service or other agreements affecting the Project).  Manager shall not collect any such rents, charges, or revenues more than one month in advance of when the same shall be due and payable under any Lease (except to the extent any such advance rental is paid by the tenant, and segregated by the Manager, as a security deposit or such advance payment is otherwise approved by Owner).  Manager may, only with the prior written approval of Owner, in the name of and at the expense of Owner, retain legal counsel to assist with the foregoing and/or to institute legal proceedings for:

(i)

the collection of rent and other sums payable by tenants or other parties under the terms of any Leases or other agreements affecting the Project,

(ii)

the ouster, eviction or ejectment of tenants or other persons from the Project, and

(iii)

the enforcement of any other right, privilege, benefit, or remedy available to Owner pursuant to the Leases, the Basic Documents, or applicable law.

Owner reserves the right, exercisable at any time, to select, supervises and directs counsel acting on behalf of Owner.

(c)

Contracts; Authority to Sign; Contractor Requirements.

(i)

Manager agrees to negotiate and thereafter supervise the performance of all trade, service and supply contracts which shall be executed by Manager as agent for Owner which are required in the prudent conduct of the reasonable and ordinary operation of the Project, including, without limitation, contracts for electricity, gas, telephone, cleaning, groundskeeping, snow removal, security, pest control and other services as set forth in the operating and capital expense budget most recently submitted to and approved in writing by Owner (collectively, the “Contracts”).  Manager shall arrange for the purchase of by Owner, in an economical and efficient manner all inventories, supplies and equipment which, in the ordinary course of business, are necessary and appropriate to maintain and operate the Project in a first class manner.  Manager shall exercise reasonable efforts to qualify for early payment, cash and trade discounts, refunds, rebates, credits, and concessions, and Owner shall be credited with the full amount of any such discount, commission, or compensation obtained or received by Manager, directly or indirectly, in connection with any such purchase.

(ii)

Manager shall have the full authority to enter into Contracts as agent for Owner consistent with the Approved Budget (as defined herein); provided, however, Manager shall not enter into any Contract whatsoever unless the Contract shall:

(A)

require that the contractor provide evidence of insurance satisfying the requirements of Section 1.3(c)(iv) below;

(B)

prohibit the contractor’s use or disposal of hazardous or toxic substances at the Project without Owner’s prior written consent;

(C)

provide for a with or without cause right to cancel the Contract which may be exercised by either Owner or Manager, without cost, payment or penalty, upon no more than thirty (30) days’ notice;

(D)

be assignable to a new owner of the Project without the contractor’s consent, or, if not so assignable, then be terminable immediately by Owner without cost, payment or penalty upon a sale or transfer of Owner’s interest in the Project; and

(E)

be on an arm’s-length basis with a person or an entity that is not an Affiliate; provided, however, Manager shall have the authority to enter into certain “Shared Services Agreements” with the Affiliates listed on Exhibit 1.3(c)(ii)(E), but only if the costs relating to such Shared Services Agreements that are to be paid by Owner or MS Inland Fund are set forth in an Approved Budget.

As used herein, the term “Affiliate” shall mean (w) any entity or person directly or indirectly controlling, controlled by, or under common control with, Manager, (x) any entity or person owning or controlling ten (10%) percent or more of the outstanding voting rights, equity, ownership or profits of Manager; (y) any entity which Manager or Manager’s officers or employees own or control; and (z) any employee, officer, director, partner or family member of Manager or of any Affiliate.

(iv)

Manager agrees to recommend the hiring of only qualified, reputable, licensed and insured contractors to work at the Project, and to require each contractor, at such contractor’s sole cost and expense, to:

(A)

have in force, prior to commencement of any work, Worker’s Compensation Insurance which complies with statutory requirements, Employer’s Liability Insurance in a minimum amount of Two Hundred and Fifty Thousand Dollars ($250,000) per accident or occurrence, General Liability, Product and Completed Operations Liability and Contractual Liability Insurance, in a minimum single limit amount of One Million Dollars ($1,000,000) per accident or occurrence;

(B)

add Owner and Manager (and such other party or parties as Owner or Manager may designate) as additional insureds under the contractor’s aforementioned liability coverages; and

(C)

provide to Manager insurance certificates evidencing and confirming the contractor’s compliance with the above requirements prior to commencing work under the relevant contract.

(d)

Repairs and Maintenance; Competitive Bidding.

(i)

Subject to the conditions set forth in clause (ii) below, Manager agrees to keep the Project in good order and repair and in first class condition, and to make all repairs which Owner is obligated to make under the Leases.  Except to the extent that such repairs, maintenance, replacements, substitutions, improvements, or additions have been provided for in the Approved Budget or are undertaken in the ordinary course of business and will not cost in excess of Ten Thousand Dollars ($10,000), all repairs, maintenance, replacements, substitutions, improvements and additions to the Project shall be undertaken or made by Manager only after securing Owner’s prior written approval.  Owner’s approval may be conditioned upon submission to the competitive bidding process set forth in clause (ii) below and/or upon any other reasonable requirements Owner may impose.  Manager agrees to give prompt notice of any emergency repairs to Owner and to make reasonable efforts to secure Owner’s prior written approval in accordance with Section 1.7.

(ii)

The competitive bidding process shall be required for any repair, maintenance, replacement, substitution, improvement or addition to the Project which will cost in excess of Ten Thousand Dollars ($10,000) in the aggregate (each, a “Job”) whether or not such expenditure was specifically provided for in the Approved Budget.  In such instances Manager shall obtain:

(A)

A minimum of two (2) written bids for each Job which is reasonably expected to cost more than Ten Thousand Dollars ($10,000) but less than Twenty Five Thousand Dollars ($25,000), in the aggregate, and a minimum of three (3) written bids (assuming there are at least three qualified service providers) shall be obtained for each Job which is reasonably expected to cost more than Twenty Five Thousand Dollars ($25,000) in the aggregate.

(B)

Each written bid will be solicited in a form so that substantial uniformity will exist in all bid quotes, such that they are subject to comparison and conducive to informed decision making.

(C)

Manager may accept the lowest bid without prior approval from Owner if the expenditure is for an item listed in the Approved Budget and the cost thereof is not in excess of the amount budgeted therefor.

(D)

Manager must obtain the prior written approval of Owner prior to accepting any bid that (i) is not the lowest bid (ii) is not provided for in the Approved Budget or (iii) is from an Affiliate.

(E)

If Manager recommends acceptance of any bid other than the lowest bid, Manager shall adequately support, in writing, its recommendation to Owner.

(e)

Supervision of Construction.

Manager will represent Owner in connection with construction or reconstruction of any alterations or improvements to (i) on-floor common areas and facilities of the Project, or (ii) space demised to any tenant under any Lease of all or any part of the Project.  Said construction or reconstruction work is referred to herein as “Tenant and Common Area Construction” (which term shall not include or refer to usual and/or minor maintenance or repairs, as opposed to alterations, made to the Project for which Manager is otherwise obligated under this Agreement).  In addition, Manager will represent Owner in connection with any architectural renovation, asbestos abatement and life safety/operating system alterations to the Project the “Renovation Work “, which term shall not include work which is part of the Tenant and Common Area Construction.  The Renovation Work and the Tenant and Common Area Construction services to be performed by Manager, as more particularly set forth in this Section 1.3(e), are collectively referred to herein as the “Construction Management Services”.  As part of the Construction Management Services, Manager shall supervise, oversee, and administer each and every aspect of Tenant and Common Area Construction and/or Renovation Work at the Project.  Manager shall also confirm that any and all necessary permits and approvals for Tenant and Common Area Construction and/or Renovation Work have been obtained, and shall oversee the administration of the applicable construction contracts.  Manager’s responsibilities in performing the Construction Management Services shall include, without limitation: analyzing plans and specifications and suggesting revisions thereof, suggesting contractors and supervising construction; coordinating, when appropriate, with Owner, tenants, architects, engineers, contractors and other consultants to prepare and finalize construction plans; hiring appropriate professional services when required; negotiating all contracts; monitoring the construction schedule and the quality of workmanship (without liability for latent or patent defects); obtaining or causing to be obtained all necessary governmental permits and approvals; obtaining tenants’ written approval of construction documents; coordinating and directing pre-bid conferences with contractors; establishing or causing to be established a project time schedule; administering and coordinating job site construction meetings as necessary to ensure the timely flow of information between tenants, space planners and contractors; coordinating labor and material suppliers; maintaining harmonious labor relations; managing the change order process including providing for the payment of any requested change as set forth in any Lease; obtaining and reviewing all necessary lien waivers and releases; reviewing all payment requests pursuant to the contract documents; inspecting Tenant and Common Area Construction and/or Renovation Work ; assisting contractors in obtaining notices of completion, certificates of occupancy, or equivalent documents; conducting final walk-throughs with tenants, space planners and contractors; obtaining tenant’s written acceptance and acknowledgment of the substantial completion date of Tenant and Common Area Construction and/or Renovation Work ; assisting in the preparation of a final punch list which itemizes all work needed to be completed or requiring repair or adjustment, and representing Owner during the final inspection of the completed Tenant and Common Area Construction and/or Renovation Work ; obtaining from contractors, subcontractors, material suppliers or other consultants all reasonably available guarantees, instructions, equipment manuals, warranties and all other pertinent documents relating to Tenant and Common Area Construction and/or Renovation Work ; and, at Owner’s option, any or all other duties set forth on Exhibit 1.3(e) attached hereto.  Manager shall use all reasonable efforts to (i) ensure that relations between all tenants in the Project and Owner during any period of construction in the Project are as good as is possible under the circumstances, and (ii) settle any labor disputes which may arise during any period of construction.  Any and all contracts entered into pursuant to this Section 1.3(e) shall be subject to the requirements set forth in Section 1.3(c) above (and to Owner’s right to impose, with respect to any given project, more stringent insurance requirements than those set forth in Section 1.3(c)(iv)) , and all such contracts shall be signed by Manager and shall be subject to the competitive bidding requirements set forth in Section 1.3(d) above.

Owner acknowledges that Manager shall have no responsibility or liability for the actual design and/or performance of the Renovation Work and the Tenant and Common Area Construction, and that all liability for the actual performance of such services in accordance with the requirements of the Contracts shall be borne by the third party service providers who have entered into such Contracts with Owner.  Owner shall compensate Manager for the Construction Management Services in accordance with the terms of Exhibit 7.1 attached hereto.

(f)

Hours.

Manager agrees to be available, or cause a representative of Manager to be available, to tenants of the Project at all times during the Project’s normal business hours.  Manager, or its representative, shall be available at all times in the event of an Emergency.

(g)

Certifications.

When requested by Owner, Manager will provide all information relating to the Project which is actually known to the senior on-site property manager to enable Owner to certify to a lender, a title insurance company, a prospective purchaser of the Project, and/or any other party which Owner may designate that:

(i)

the most recent rent roll prepared by Manager (including a listing of security deposits, if any) is true, correct and complete;

(ii)

all contractors who have performed work for Owner at the Project within the period during which mechanics’ liens could be filed have been paid in full;

(iii)

Manager has not received any notices about and has no knowledge of any violations of law at the Project, including, without limitation, violations of any building codes or environmental law;

(iv)

Manager has not received any notices about and has no knowledge of any threatened or pending condemnation or litigation affecting the Project;

(v)

no default by Owner exists under this Agreement or any Lease;

(vi)

Manager has not received any notices about and has no knowledge of any violations of any environmental provision in any Lease; and

(vii)

there are no commissions owing or claimed to be owing by any broker or agent for services rendered or claimed to have been rendered in connection with any sale or leasing of the Project.

(h)

Tenant Issues.

Manager shall promptly notify Owner of: (i) any request by any tenant of the Project for a lease concession, amendment, extension, or termination; (ii) any material default of any Lease at the Project; (iii) any bankruptcy filing affecting a tenant at the Project of which Manager is aware; and (iv) any threatened condemnation or litigation affecting the Project of which Manager is aware.  Manager agrees not to grant any lease concession to any tenant, make any modification to the Lease of any tenant, waive any tenant default, consent to any assignments or subleases, release any guarantors, or terminate any Lease at the Project without first obtaining Owner’s written consent.  Manager agrees to handle complaints and requests from tenants and to notify Owner of any material complaint by a tenant at the Project (including, without limitation, any complaint, communication or state of facts which could give rise to a rental abatement or a right of setoff or termination).

(i)

Assistance with Sale or Financing.

Manager agrees to cooperate with and assist Owner in all attempts by Owner to sell or mortgage all or any part of the Project.  Such cooperation shall not give rise to any claim by Manager for a commission or any compensation for such services unless agreed upon by Owner pursuant to a separate written agreement.  Such cooperation shall include, without limitation (but without including those services typically provided by an asset manager rather than a property manager), but only if requested by Owner: answering prospective purchasers’ questions about the Project or the Leases and notifying tenants about the sale of the Project.  When requested by Owner, Manager shall (i) prepare a list of all personal property owned or leased by Owner and used at or in the operation of the Project; (ii) prepare a schedule of all trade and service contracts affecting the Project accompanied by copies of the same, and (iii) promptly obtain from tenants, at no cost to Manager, (A) subordination, non-disturbance, and attornment agreements, (B) lease estoppel certificates, and (C) such other certificates or agreements as Owner or any prospective purchaser or mortgagee may require, in each case on a form reasonably satisfactory to Owner or any such purchaser or mortgagee.

(j)

Taxes and Assessments.

Manager shall pay in a timely manner in order to receive all available discounts or reductions of tax liability, before delinquency and prior to the addition thereto of any interest or penalties, all real and personal property taxes and assessments relating to the Project (unless otherwise directed by Owner), and shall make any required filings in conjunction therewith.  Manager shall advise and recommend to Owner whether the amount of any such taxes or assessments should be challenged as inequitable, excessive, or improper. In the event that Owner elects to contest any property tax assessment, Manager agrees to fully cooperate with Owner and with any person or entity designated by Owner to advise, assist or represent Owner in this regard.

(k)

Lease Abstracts.

In addition to any abstracts which may be required pursuant to Article II below, Manager shall promptly after Owner’s request, prepare and deliver to Owner a complete, accurate, and current lease abstract on the form required by Owner for any or all of the Leases identified by Owner.

(l)

Rules and Regulations.

Subject to the approval of Owner, and if requested by Owner, Manager agrees to draft and promulgate reasonable rules and regulations relating to the occupancy, use and operation of the Project (including rules related to signage), and to enforce the same as promulgated.

Section 1.4

Compliance with Laws.

(a)

Compliance with Laws Generally.

Manager shall comply with and abide by all present and future laws, rules, regulations, requirements, orders, notices, determinations and ordinances of all federal, state and municipal governments, courts, departments, commissions, boards and offices, and all present and future requirements of insurance companies covering any of the risks against which the Project is insured.  Manager agrees to (i) procure and maintain any and all certificates of occupancy, licenses and/or operating permits which are necessary or appropriate for the occupancy and operation of the Project, and (ii) procure and maintain, and to cause all of Manager’s employees to procure and maintain, any and all certificates, licenses and/or permits which are necessary or appropriate in order for Manager or such employees to perform the Leasing Services.

(b)

No Discrimination.

Manager shall not, in the performance of the obligations under this Agreement, discriminate against any person on the grounds of race, color, creed, religion, handicap, sex, age or national origin, and Manager hereby agrees to comply with all laws, regulations and ordinances pertaining thereto.

(c)

Intentionally Left Blank.

(d)

Environmental.

(i)

Manager shall be responsible for managing all environmental matters at the Project in a careful, diligent and prudent manner, which responsibility shall include, without limitation,

(A)

assuring that all permits, licenses, registrations, and notifications required of Owner under applicable environmental laws which have been disclosed by Owner to Manager or for which Manager has knowledge thereof have been obtained and Manager shall use commercially reasonable efforts to assure that such are in full force and effect and that the Project is otherwise in compliance with applicable environmental laws;

(B)

assuring that the use and storage of hazardous materials at the Project and the disposal of hazardous materials from the Project by Manager’s personnel and agents are in compliance with applicable environmental laws; and

(C)

enforcing the environmental provisions of all Leases and Contracts.

(ii)

Manager agrees to notify Owner immediately if

(A)

Manager is contacted, orally or in writing, by any federal, state or local governmental agency or authority concerning any environmental investigation of, or any other environmental matter relating to, the Project;

(B)

Manager receives notice of any claim by any third party, including, without limitation, Project tenants and adjoining property owners, concerning any environmental matter at the Project; or

(C)

Manager suspects or becomes aware that any use, storage or disposal of hazardous materials at the Project has resulted in contamination of, or threatens to contaminate, the Project or adjacent properties.

Section 1.5

Insurance.

Except as directed by Owner in a manner consistent with the operating agreement for MS Inland Fund (as defined in Section 1.9 below),

(A)

As an operating expense of the Property, Owner or Owner’s representative shall provide and maintain:

(i)

Insurance against loss or damage to the Property for loss by fire and “All-Risk” perils in an amount not less than the 100% physical replacement cost value of the Property; with a deductible not more than $25,000 and insurance against loss by earthquake, flood and wind; with deductibles deemed appropriate by Owner.

(ii)

Business Income and Extra Expense insurance in an amount not less than the 12 months projected gross rental and other income from the Property.

(iii)

Boiler and Machinery insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating and air conditioning, electrical equipment, provided the Property contains equipment of such nature, and insurance against loss of occupancy or use arising from any such breakdown, in such amounts or as Owner may require.

(iv)

Commercial General Liability insurance on an occurrence basis and excess umbrella liability insurance, in a combined overall limit of not less than $25,000,000 per occurrence and in the aggregate.  Owner agrees that its liability insurance coverage shall be primary to any insurance maintained by Manager in respect to any third party claim asserted against Owner and/or Manager arising out of the operation of the Property.  Manager shall be named as an insured on the liability policies maintained by Owner.

(B)

As an operating expense of the Property, the Manager shall provide and maintain:

(i)

Automobile liability insurance covering all owned vehicles used in connection with the performance of the obligations under this Management Agreement in a combined single limit of not less than $1,000,000. for bodily injury, personal injury and property damage liability.

(ii)

Workers’ Compensation insurance, including employer’s liability insurance in an amount not less than $1,000,000, for all employees of Manager engaged in or with respect to the Property.

(C)

At its own expense, Manager shall maintain:

(i)

Comprehensive crime insurance including employee dishonesty covering Manager and all employees of Manager handling Owner’s funds or other documents.

(ii)

Errors and Omissions professional liability insurance in an annual aggregate amount of not less than $2,000,000 with a deductible or self-insured retention of not more than $100,000.

(iii)

Commercial General Liability insurance on an occurrence basis in an amount of not less than $5,000,000 each occurrence.

(D)

Insurance Claims.

Manager shall promptly notify Owner of any and all (i) accidents, injuries, claims or damage relating to the ownership, operation, or maintenance of the Project, or (ii) any casualty, damage, or destruction affecting all or any portion of the Project.  Any such report relating to casualty, damage or destruction shall include Manager’s estimated cost to repair the same.  Upon Owner’s request, Manager shall promptly investigate and make a full, timely, written report to the applicable insurance company, with a copy to Owner, and shall prepare any and all reports, filings, or forms which may be required by the relevant insurance company or by Owner in connection therewith.  All such reports shall be filed timely with the insurance company as required under the terms of the insurance policy involved.  Manager shall have no right to settle, compromise, or otherwise dispose of any claims, demands, or liabilities, whether or not covered by insurance, without the prior, written consent of Owner.  Manager agrees to promptly forward to the applicable insurance company and Owner, any summons, subpoena, or other legal document served upon Manager relating to actual or alleged potential liability of Owner, Manager, or the Project.

(E)

Right to Self-Insure.

If, and when, the Manager and Inland Western Retail Real Estate Trust, Inc. (“Inland”) enter into a business combination under which the Manager becomes a wholly-owned subsidiary of Inland, subject to receiving approval by the Executive Committee of MS Inland Fund, LLC, a Delaware limited liability company, the Manager shall have the right to provide the insurance required at its cost hereunder through any self-insured program provided by Inland.

Section 1.6

Emergencies.

In the event of an imminent present threat:  (a) to the safety of the Project; (b) to the safety of tenants or others; (c) to the necessary services to the Project; or (d) that could lead to exposure to criminal liability (individually and collectively referred to as an “Emergency”), Manager is authorized to make repairs to the Project for items that are not contained in the Approved Budget without obtaining Owner’s prior written approval, provided that:

(a)

Reasonable efforts to secure Owner’s prior approval have been made;

(b)

The repairs are necessary to respond to an Emergency;

(c)

The cost of repairs to respond to the Emergency does not exceed Twenty Thousand Dollars ($20,000); and

(d)

Prompt notice of the repairs is provided to Owner.

Section 1.7

Competition.

Manager shall not use, nor shall Manager permit the use of, information or materials obtained by Manager in conjunction with its performance of the Management Services or the Leasing Services to compete, directly or indirectly, with the Project.  Owner acknowledges that Manager and/or its affiliates, own and manages other properties similar to the Project and in the same general locale and that such properties may compete with the Project for tenants.  Manager covenants and agrees that it will not actively solicit by initiating contact with tenants which occupy space in the Project to relocate the tenants to such other properties without the prior written consent of Owner, per Section 11.21.

Section 1.8

Office Space.

Owner shall provide to Manager rent free (or as a reimbursable expense) adequate on-site office space in the Project for the purposes of performing the Management Services, Leasing Services and Construction Management Services.  The location and build-out of the office shall be subject to Owner’s prior written approval and all costs and expenses incurred in connection therewith shall be the responsibility of Owner.  Owner shall be responsible for the payment of all costs and expenses incurred in connection with the office at the Project, including, without limitation, all costs and expenses for furniture, equipment, supplies, refuse removal, heat, electricity and other utilities except for such costs and expenses for which Owner agrees to reimburse Manager as and to the extent provided in the Approved Budget or other written agreement.  Manager agrees that the office shall be used for the purposes of performing the Management Services, Construction Management Services, and Leasing Services and for no other purpose except with written consent of the Owner.  Upon termination of this Agreement, Manager shall immediately vacate the office and the office shall be clean and free of all debris and all of Manager’s furniture, equipment, supplies and other property.

Section 1.9

Inconsistencies with Operating Agreement.  Owner is indirectly or directly owned entirely by MS Inland Fund, LLC, a Delaware limited liability company (“MS Inland Fund”).   Owner is an affiliate of Inland Western Retail Real Estate Trust, Inc., a Maryland corporation (“Inland”), which is the managing member of MS Inland Fund.  Nothing in this Agreement shall modify any of Inland’s obligations under the MS Inland Fund operating agreement.  In the event that such operating agreement imposes additional or more demanding management, reporting or leasing requirements on Inland than the terms of this Agreement imposes on Manager, Manager shall assist Inland in performing such requirements.

ARTICLE 2
Leasing

Section 2.1

Leasing Generally.

Manager shall be Owner’s exclusive leasing agent for all renewal and expansion tenants for the Project and shall use commercially reasonable efforts in (a) retaining tenants for the Project, and (b) assisting and cooperating fully with any third party leasing agent engaged from time to time by an existing or prospective tenant.  Manager shall provide these services  (collectively, the “Leasing Services”) described on Exhibit 2.1 attached hereto.  Manager shall have the right to engage independent, unaffiliated representatives on its behalf to perform the Leasing Services.

Section 2.2

Leasing Commissions.

Manager shall be compensated by Owner in connection with the Leasing Services, whether attributable to efforts of Manager, a third-party leasing agent, or both in accordance with Exhibit 7.1.

ARTICLE 3
Expenses for Services

Section 3.1

Owner’s Expenses.

All expenses provided for in an Approved Budget or otherwise approved by Owner shall be for and on behalf of Owner and for Owner’s account.  Owner shall reimburse or pay to Manager all reimbursable expenses set forth in the Approved Budget or otherwise approved by Owner promptly following the submission of a payment request and customary supporting documentation in the case of non-recurring expenses.  Manager will not be reimbursed for any national or regional oversite of the property including all administrative costs associated with such, without Owner’s written approval.

Section 3.2

Manager’s Expenses.

Manager agrees to pay, without reimbursement from Owner any and all costs and expenses that were not incurred either solely and directly pursuant to the terms of this Agreement or approved by Owner in an Approved Budget.

ARTICLE 4
Budgets

Section 4.1

Annual Budget.

Manager agrees to prepare no later than ninety (90) days prior to the commencement of each fiscal year, capital and operating budgets for the next fiscal year of operation of the Project in a format acceptable to Owner.  Manager agrees to use commercially reasonable efforts to cooperate with Owner in order to have the annual capital and operating budgets approved in writing by Owner by  January 1 of each year (any such budget, if and when approved by Owner, an “Approved Budget”).  Owner’s approval of the capital and operating budgets and each budget category and line item included therein shall be granted or withheld in Owner’s sole discretion.  If no Approved Budget is in place by the commencement of a  fiscal year, Manager shall operate the Project in accordance with those portions of the proposed capital and operating budgets which have been approved by Owner, and otherwise in accordance with the preceding year’s Approved Budget unless Owner has directed otherwise.

Section 4.2

Budget Revisions.

Manager shall not make any changes to the Approved Budget or any budget category or line item included therein without Owner’s prior written approval.  Owner shall have the right, exercisable at any time in its reasonable discretion, to eliminate or revise any budget category or line item therein or any amount thereof in the Approved Budget (other than those involving payments to Manager).  Manager shall not make, subject to Section 4.3 below, any expenditure pursuant to this Agreement or in connection with the performance of the Management Services without first obtaining Owner’s prior written approval of such expenditure, unless such expenditure is made pursuant to the terms of this Agreement and is either specifically provided for in the Approved Budget for that year or is made in connection with an Emergency.

Section 4.3

Expenditure Limit.

In no event (other than an Emergency) shall Manager incur any expenses in the performance of the Management Services that would result in the total amount of the Approved Budget being exceeded by the lesser of (i) five percent (5%) in the aggregate, or (ii) Seventy Five Thousand Dollars ($75,000) in the aggregate, or (iii) ten percent (10%) of the amount of the line item for such expense in the then approved Budget without obtaining the prior written approval by Owner, which approval may be granted or withheld in Owner's sole discretion provided that the foregoing shall not preclude payment of real estate taxes and utility expense properly incurred in connection with the Project in excess of such amounts, and the terms of subsection (ii) and (iii) shall not preclude the payment of insurance costs, snow removal costs or other costs outside of the control of Manager in excess of such limits.

ARTICLE 5
Books, Records and Reports

Section 5.1

Books and Records.

Manager agrees to maintain complete and detailed books and records in connection with the performance of the Management Services and the Leasing Services.  Such books and records shall be kept in a manner sufficient to respond to Owner’s information requirements as established from time to time, and all such records shall be retained in accordance with Manager’s record retention policies as approved by Owner.  Manager will make available to Owner, for examination, inspection, audit, or copying, (at Owner’s expense), at Manager’s principal office (which at all times shall be in the continental United States), all records in any way related to the Project, the Management Services, or the Leasing Services.  Owner shall have the right to audit such records at any time.  All such books and records shall be the property of Owner (other than employment records for Manager’s employees, which records shall be the property of Manager).  Upon the termination of this Agreement, Manager shall promptly deliver all such records to Owner upon request by Owner.  Owner and Manager acknowledge and agree that said books and records referred to in this Section 5.1 expressly do not include all books and records of Manager with respect to its own business and/or any other properties managed by manager, either for Manager’s own account or on behalf of third parties.  Under no circumstances whatsoever shall Owner or any third party be entitled, either directly or indirectly, to obtain or review any books and records maintained or held by Manager which are not expressly described in this Section 5.1.

Section 5.2

Rent Roll.

Not later than the twentieth (20th) day (or such later day as required by Owner’s reporting requirements) of each operating month, Manager shall provide to Owner a rent roll for the immediately preceding or other month, in the form requested by Owner (which form may be modified from time to time in Owner’s sole discretion).

Section 5.3

Monthly and Quarterly Management Reports.

Not later than the twentieth (20th) day (or such later day as required by Owner’s reporting requirements) after the end of each operating month, Manager shall deliver to Owner property operations and cash flow statements for such operating month, and not later than the twentieth (20th) day after the end of each operating quarter, Manager shall deliver to Owner property operations and cash flow statements for such operating quarter and for the portion of the fiscal year most recently ended.  All such monthly and quarterly requirements (Exhibit 5.3) shall be in such form and detail as is required from time to time by Owner.

Section 5.4

Data Transmission.

Manager agrees to cooperate with and assist Owner in developing procedures to facilitate the electronic transmission of accounting, budget and operating data from time to time required hereunder to Owner via a medium established by Owner.

Section 5.5

Litigation.

At the request of Owner, Manager agrees to deliver to Owner a report, in a format provided from time to time by Owner, of all ongoing litigation initiated by Manager on behalf of Owner pursuant to the provisions of this Agreement and all other ongoing litigation relating to the Project known to Manager.

ARTICLE 6
Bank Accounts and Disbursement of Funds

Section 6.1

Project Account.

Manager agrees to facilitate prompt deposit of all funds received from the operation of the Project ("Project Funds") in a bank acceptable to Owner in a local account ("Lock Box Account ").  The Lock Box Account shall be established and maintained as required from time to time by Owner.  Manager will electronically transfer funds in the Lock Box Account to a cash concentration account (the “Project Operating Account”), selected by Owner, through the Automated Clearing House System within a time period and at such times as specified from time to time by Owner.  Manager agrees that it will not commingle the Project Funds with funds of Manager or any other party or project (other than another property whose direct or indirect owner is the MS Inland Fund).  Manager agrees to pay for all operating expenses of the Project out of the Project Operating Account in accordance with the provisions of this Agreement.  The Project Operating Account shall at all times be subject to the control of both Manager and Owner, either of whom may draw checks thereon.  Manager agrees to pay all operating expenses of the Project out of the Project Operating Account in accordance with the provisions of this Agreement.  Manager shall make no payment from the Project Operating Account for any expense unless such expense and such payment are (a) directly related to the performance of Management Services, Leasing Services and/or Construction Management Services, (b) expressly approved by Owner in writing or authorized under this Agreement, and (c) either provided for in an Approved Budget or are for an Emergency.  Without first obtaining Owner's prior written consent, Manager shall make no payment from the Project Operating Account for any expense which, under the provisions of this Agreement, requires Owner's prior written approval or consent.  The Lock Box Account, the Project Funds and Project Operating Account shall at all times remain the sole property of Owner.

Section 6.2

Payment Priorities.

If at any time the Project Funds from the Project is not sufficient to pay the bills and charges incurred with respect to the Project, Manager shall give notice thereof to Owner as provided in Section 6.4 and Owner shall provide additional funds pursuant to Section 6.3.

Section 6.3

Working Capital.

On the effective date of this Agreement, and at all times thereafter, Owner shall maintain sufficient working capital for the Project.  Manager shall not be obligated to advance any of its own funds to or for the account of Owner, nor to incur any liability unless Owner shall have furnished Manager with funds necessary for the discharge thereof.

Section 6.4

Operating Deficit.

Manager shall give Owner ten (10) days’ notice (or as much notice as reasonably possible, if the shortfall is unexpected) of any anticipated operating deficit including the amount of the anticipated deficit.  Owner shall transfer funds to the Project Operating Account to cover such anticipated deficit not later than five (5) days after the receipt of any such notice from Manager.

Section 6.5

Account Signatures.

Checks or other documents of withdrawal on the Project Operating Account shall be signed only by representatives of Manager.  All such representatives of Manager shall be insured at Manager’s expense as set forth in Section 1.3(a)(iii).

ARTICLE 7
Compensation

Section 7.1

Compensation.

Owner shall pay Manager, as compensation for the Management Services, the amounts as calculated and set forth on Exhibit 7.1 attached hereto and made a part hereof.  Manager agrees to accept such payment as full compensation for the Management Services, Leasing Services and the Construction Management Services to be rendered to, or at the request of, Owner hereunder during the term hereof.

Section 7.2

Termination Fee.

In the event of termination of this Agreement, then, upon the completion of all responsibilities set forth in Section 9.4 hereof and upon completion of all other then outstanding Management Services, Owner shall pay Manager its management fee hereunder for the operating month or portion thereof during which the termination became effective.

ARTICLE 8
Notices

Section 8.1

Required Notices.

Notwithstanding anything to contrary provided in this Agreement, Manager shall promptly notify Owner (which notice shall be accompanied by copies of supporting documentation), becoming aware or receiving notice, as the case may be, of:

(a)

any violation or alleged violation in any way related to the Project, and concerning any governmental law, rule, regulation, requirement, order, notice, determination or ordinance of any federal, state or municipal government, court, department, commission, board or office;

(b)

any material defect in the Project;

(c)

any environmental matter set forth in Section 1.5(c);

(d)

any Emergency as set forth in Section 1.6;

(f)

any threatened or pending condemnation or litigation affecting the Project; or

(h)

any default or alleged default by Owner or Manager under a Lease, a service, supply or labor contract, a ground lease, a mortgage, a Basic Document, or any other agreement affecting the Project.

Notwithstanding the foregoing, the failure of Manager to immediately notify Owner as to a matter described above shall not constitute a default under this Agreement unless Owner suffers material adverse consequences as a result of such failure.

Section 8.2

Addresses.

Any notices required or permitted to be delivered under this Agreement shall be deemed to be delivered if (i) sent by United States mail, postage prepaid, registered or certified mail, return receipt requested, (ii) sent by prepaid, overnight courier delivery; (iii) sent by facsimile with an original delivered by overnight carrier; or (iv) personal delivery; and shall be deemed delivered upon receipt with evidence of delivery or receipt obtained prior to 5:00 p.m. on a business weekday (or if not received prior to 5:00 p.m. on a business weekday, then upon the next business weekday), addressed to the parties at the following addresses:

If to Owner:

[ENTER NAME OF OWNER]

c/o Inland Western Retail Real Estate Trust, Inc.

Attn: Steven Grimes

2901 Butterfield Road

Oak Brook, IL 60523

Fax: (630) 645-7242

If to Manager:

[ENTER NAME OF MANAGER]

Attn: Niall Byrne

2901 Butterfield Road

Oak Brook, IL 60523

Fax: 630/645-7231

With Copy to:

Inland Western Retail Real Estate Trust, Inc.

Attn: General Counsel

2901 Butterfield Road

Oak Brook, IL 60523

Fax: (630) 218-4900

or to such other address as the parties may, from time to time, designate in writing.

ARTICLE 9
Term of Agreement

Section 9.1

Term.

This term of this Agreement shall commence on the Effective Date, and shall continue for a period of four (4) years after which this Agreement shall automatically renew for one (1) year periods unless sooner terminated according to the terms hereof.

Section 9.2

Termination.

This Agreement may be terminated at any time during the term hereof, and the obligations of the parties hereunder shall thereupon cease, upon the occurrence of any of the following:

(a)

In the event of a sale, transfer, conveyance, or other disposition of the Project or the condemnation or destruction of all or substantially all of the Project, either Owner or Manager may terminate this Agreement upon ten (10) days written notice to the other party;

(b)

If a petition in bankruptcy is filed by either Owner or Manager, or if either shall make an assignment for the benefit of creditors or take advantage of any insolvency act, Owner or Manager may terminate this Agreement upon five (5) days written notice to the other party;

(c)

If either Owner or Manager shall default in the performance of any of its duties or obligations under this Agreement and such default shall continue for ten (10) days after written notice from the non-defaulting party to the defaulting party designating such default (provided, however, the time period for curing such default shall be extended by a reasonable period of time if the default cannot be cured within such ten (10) day period and the defaulting party shall promptly commence such cure within such ten (10) day period and shall thereafter diligently pursue such cure to completion), the non-defaulting party may thereafter terminate this Agreement upon five (5) days written notice to the defaulting party;

(d)

If Manager ceases to comply with the licensing requirements required hereby, and such default shall continue for ten (10) days after written notice of such default to Manager, Owner may terminate this Agreement immediately upon written notice to Manager;

(e)

In the event of any misappropriation of Project Funds, willful misconduct, criminal misconduct, gross negligence or fraud, Owner may terminate this Agreement immediately upon written notice to Manager if such misappropriation, misconduct, gross negligence or fraud is not remedied to Owner’s satisfaction within ten (10) days after Owner gives Manager notice;

(f)

If Inland (as defined in Section 1.9 above) ceases to be a member of the MS Inland Fund (as defined in Section 1.9 above), at the election of Owner, for any reason or no reason, upon thirty (30) days written notice to Manager.

Section 9.3

Termination of Authority.

Upon the effective date of termination of this Agreement for any reason, the authority created hereby shall immediately cease and Manager shall have no further right to act as agent for Owner, draw checks on the Project Operating Account or otherwise perform or be paid for any Management Services or Leasing Services or Construction Management Services with respect to the period following the effective date and except as otherwise set forth in Article 7 above.  Notwithstanding the foregoing, upon written request by Owner, Manager shall continue to perform the Management Services and/or the Leasing Services and/or Construction Management Services on the terms and conditions otherwise herein set forth for a period not in excess of 90 days following termination, and to perform the final accounting upon the expiration of such period, to permit an orderly transition of the Management and/or Leasing Services and/or Construction Management Services.

Section 9.4

Final Accounting.

In the event of termination, Manager agrees to fulfill all reporting and accounting functions hereunder for the period from the end of that covered by the last such report and/or accounting until the date of termination.  On the termination date, Manager shall also immediately:

(a)

surrender and deliver up to Owner possession of the Project and all rents and income, including tenant security deposits, of the Project and other monies of Owner on hand and in any bank account, including, but not limited to the Project Operating Account,

(b)

collect and deliver to Owner, as received, any monies due Owner under this Agreement but received after such termination,

(c)

deliver to Owner all materials and supplies, keys, contracts and documents, and such other accounting papers and records pertaining to this Agreement as Owner shall request,

(d)

assign any right Manager may have in and to any existing contracts relating to the operation and maintenance of the Project as Owner shall require, and

(e)

deliver to Owner or Owner’s duly appointed agent upon request by Owner, all books and records, contracts, Leases, receipts for deposits, unpaid bills, summary of all the Leases in existence at the time of termination and all other papers or documents which pertain to the Project, provided that Manager’s record retention obligations under Section 5.1 hereof shall survive the expiration or termination of this Agreement.

Manager’s obligations under this Section 9.4 shall survive the expiration or termination of this Agreement.  Owner’s obligations under Sections 3.1, 7.1, 7.2, 11.1, 11.5, 11.13 and 11.14 shall survive the expiration or termination of this Agreement.

ARTICLE 10
Representations and Warranties

Manager represents and warrants to, and covenants and agrees with, Owner:

(a)

that it is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation;

(b)

that its execution and delivery of this Agreement, and the performance of its obligations under this Agreement, have been duly authorized by all necessary action, and this Agreement is a valid and binding obligation, enforceable in accordance with its terms;

(c)

that it has obtained all licenses, permits, certifications and other approvals and authorizations necessary to enable and authorize it to perform its obligations under this Agreement, and all such licenses, permits, certifications, approvals and authorizations are and will remain in full force and effect;

(d)

that all Leasing Services to be furnished under this Agreement shall be of the standard and quality that prevail among brokers of superior knowledge and skill engaged in brokerage practice in the State in which the Project is located;

(e)

that all Management Services to be furnished under this Agreement shall be of the standard and quality that prevail among property managers of superior knowledge and skill engaged in property management in the State in which the Project is located;

(f)

that all persons connected with or employed in connection with the Leasing Services are duly licensed under the laws of the State in which the Project is located if required by applicable law; and

(g)

that it has the skill and professional, competitive, expertise and experience to undertake successfully the obligations imposed by this Agreement;

Manager understands that Owner has relied upon the representations contained herein without independent investigation as a material inducement to enter into this Agreement.

Owner represents and warrants to Manager:

(a)

that it is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation;

(b)

that its execution and delivery of this Agreement, and the performance of its obligations under this Agreement, have been duly authorized by all necessary action, and this Agreement is a valid and binding obligation, enforceable in accordance with its terms.

ARTICLE 11
Miscellaneous

Section 11.1

Indemnification.

(a)

Manager hereby agrees to defend, indemnify and save Owner and Owner’s agents, officers, employees, directors and shareholders, harmless from and against any and all claims, demands, obligations, liabilities, suits, actions, proceedings, judgments, fines, losses, damages, penalties, charges, costs, and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, the “Claims”) to the extent resulting from (i) any breach of this Agreement, fraud, gross negligence, or willful misconduct by Manager; or (ii) any act by Manager beyond the scope of Manager’s authority hereunder and not otherwise expressly authorized by Owner.

(b)

Owner hereby agrees to defend, indemnify and save Manager and Manager’s agents, officers, employees, directors and shareholders (collectively, “Indemnified Parties”), harmless from and against any and all claims, demands, obligations, liabilities, suits, actions, proceedings, judgments, fines, losses, damages, penalties, charges, costs, and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, the “Manager Claims”) to the extent resulting from (i) any breach of this Agreement, fraud, gross negligence, or willful misconduct by Owner; or (ii) any act by Owner beyond the scope of Owner’s authority hereunder and not otherwise expressly authorized by Manager; provided, however, that such indemnification shall not extend to any such Manager Claims to the extent arising out of any negligent or willful act or omission of Manager or any of the other Indemnified Parties.

(c)

If either Manager or Owner receives notice in writing or obtains actual knowledge of any Claim or Manager Claim under this Section 11, it shall promptly notify the other party of such fact and Owner and Manager shall promptly and in good faith cooperate to attempt to ascertain the factual circumstances underlying such and to minimize the parties’ exposure to such Claim or Manager Claim.  Neither party shall deliberately take any action (such as an admission of liability) or omit to take any action if such action or omission would operate to bar either Owner or Manager from obtaining any protection afforded by any insurance policy or to prejudice the defense of such Claim or Manager Claim.  To the extent that such Claim or Manager Claim is covered by insurance, the parties shall promptly take the appropriate actions required under the insurance policy which would cover such claim.  Nothing contained in this Agreement, including, without limitation the indemnification provisions hereof, shall be deemed to negate or limit in any way the obligations of any insurance carrier under the terms of any insurance policy obtained in connection with the Property.

Section 11.2

Subordination.

Any and all liens, security interests and other claims in and to all or any part of the Project that Manager or any other person or entity may now have, claim, or hereafter acquire in connection with this Agreement or the performance of the Management Services or the Leasing Services, are and at all times shall be subject, inferior and subordinate to any and all ground leases of the Project (whether presently in effect or hereafter entered into) and to any and all mortgages, deeds of trust and other security agreements encumbering all or any part of the Project, or any interest therein (whether presently in effect or hereafter entered into).  The immediately preceding sentence shall be self-operative, and no further instrument of subordination shall be required to effectuate or confirm such subordination.  Nevertheless, upon request of Owner, Manager from time to time shall promptly execute and deliver to Owner, or to any other person or entity that Owner may designate, such documentation as Owner may require to confirm such subordination.

Section 11.3

Condemnation.

In the event that all or any portion of the Project shall be taken in connection with any exercise of the power of eminent domain or any condemnation, compulsory acquisition or similar proceedings or in the event that there shall be a transfer of all or any portion of the Project in lieu of or under threat of any such taking, Manager shall cooperate with Owner in connection with Owner’s efforts to collect any condemnation award or other compensation payable in connection with any such taking or transfer.  Promptly after request by Owner, Manager shall endorse its name on any instrument payable to Manager in payment of such award or other compensation and shall deliver such instrument to Owner.  Manager hereby irrevocably authorizes and irrevocably appoints Owner as Manager’s agent and attorney-in-fact (coupled with an interest), to endorse Manager’s name on any such instrument and deliver such instrument to Owner.  Manager hereby irrevocably waives any and all right or claim that Manager might otherwise have, by virtue of this Agreement, in or to all or any portion of any condemnation award or other compensation payable in connection with any such taking or transfer.

Section 11.4

Assignability.

Manager may not assign this Agreement or any monies due to it hereunder or delegate any of its obligations or responsibilities hereunder to any other person, firm or corporation, in whole or in part, without first obtaining Owner’s prior written consent, which consent Owner may withhold in its sole discretion.  Any purported assignment of this Agreement made by Manager absent Owner’s prior written consent shall be void, and of no force or effect.

Section 11.5

Successors Bound.

This Agreement shall be binding upon and inure to the benefit of Manager and it’s permitted assigns. This provision shall not be construed as to permit the assignment of this Agreement by Manager, which is specifically prohibited elsewhere in this Agreement.

Section 11.6

Manager’s Authority Limited.

Manager’s authority shall be derived wholly from this Agreement, and Manager has no authority, express or implied, to commit, act for or represent Owner, except to the extent specifically provided for herein or specifically authorized in writing by Owner.

Section 11.7

No Benefit to Third Parties.

The terms and provisions of this Agreement are and at all times shall be deemed to be for the exclusive benefit of Owner and Manager and their respective successors and assigns.  Nothing set forth in this Agreement shall be deemed to be for the benefit of any other Person.

Section 11.8

Exclusiveness of Compensation.

The payments to be made to Manager under this Agreement shall be in lieu of all other or further compensation or commissions of any nature whatsoever for the services described herein and this Agreement shall be considered as a special agreement between the parties hereto covering the appointment and compensation of Manager to the exclusion of any other method of compensation unless otherwise agreed to in writing.

Section 11.9

Relationship; No Rights in Project.

Nothing contained in this Agreement shall be construed to create a relationship of employer and employee between Manager and Owner, it being the intent of the parties hereto that the relationship created hereby is, in fact and intent, that of an independent contractor.  Nothing contained in this Agreement shall be deemed to constitute Owner and Manager as partners or joint venturers, and nothing set forth in this Agreement shall be deemed or construed to create a lease, sublease, mortgage or any other transaction between Owner and Manager creating an interest in real property. The Manager shall have no right or interest in the Project, nor any claim of lien with respect thereto, arising out of this Agreement or the performance of the Management Services or Leasing Services.

Section 11.10

Disclosure.

Manager shall disclose to Owner (a) any controlling ownership interest of Manager, any partner, officer, stockholder, or employee of Manager, or any immediate family member (grandparent, parent or parent-in-law, spouse, child, brother or sister, brother-in-law or sister-in-law, or stepparent) of a partner, officer, stockholder or employee of Manager in any corporation, partnership, joint venture or other business which provides any materials, products or services to the Project, and (b) any and all relationships (adversarial or otherwise) with Owner by Manager, any partner, officer, stockholder, or employee of Manager, or any immediate family member (grandparent, parent or parent-in-law, spouse, child, brother or sister, brother-in-law or sister-in-law, or stepparent) of a partner, officer, stockholder or employee of Manager in any corporation, partnership, joint venture or other business, including without limitation, financing relationships, liability obligations and insurance relationships, other than as a policy holder with Owner.

Section 11.11

No Waiver.

No delay or omission of Owner or Manager to insist upon strict performance of any obligation of the other under or in connection with this Agreement or to exercise any right, power or remedy available to such party under or in connection with this Agreement shall waive, exhaust or impair any such obligation or any such right, power or remedy, nor shall any such delay or omission be construed to be a waiver of, or acquiescence in or to, any such nonperformance.  Notwithstanding any such delay or omission by Owner or Manager, such party thereafter shall have the right from time to time and as often as such party may deem advisable, to insist upon and enforce strict performance of any and all obligations of the other under or in connection with this Agreement.  No waiver by Owner or Manager of any nonperformance by the other or of any cause for termination of this Agreement shall extend to or affect any other nonperformance or cause for termination, whether then existing or otherwise.

Section 11.12

Changes.

Neither this Agreement nor any term or provision of this Agreement may be changed, waived, released, discharged, withdrawn, revoked or terminated orally, or by any action or inaction.  In order to be effective and enforceable, any such change, waiver, release, discharge, withdrawal, revocation or termination must be evidenced by a written document or instrument signed by the party against which enforcement of such change, waiver, release, discharge, withdrawal, revocation or termination is sought, and then shall be effective only to the extent specifically provided in such document or instrument.

Section 11.13

Attorneys’ Fees.

In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including without limitation, reasonable attorneys’ fees.

Section 11.14

Owner’s Liability.

Anything in this Agreement to the contrary notwithstanding, the covenants, undertakings and agreements herein made on the part of Owner are not made or intended for the purpose of binding, and no personal liability shall at any time be asserted or enforceable against Owner’s officers or employees or their respective heirs, legal representatives, successors and assigns on account of this Agreement or on account of any covenant, undertaking or agreement of Owner contained in this Agreement. Upon any sale, transfer, conveyance, or other disposition of Owner’s interest in the Project, provided that Owner shall have notified Manager of any such sale, transfer, conveyance, or other disposition pursuant to Section 9.2(a) above, Owner shall be released from any obligations hereunder arising and relating to the period after the date of any such sale, transfer, conveyance, or other disposition, but no such release shall be deemed to relieve Owner from its obligations that survive termination of this Agreement.

Section 11.15

Rule of Construction.

This Agreement is the product of joint drafting by the parties hereto and shall not be construed against either such party as the drafter hereof.

Section 11.16

Headings.

The headings of the Articles, Sections, paragraphs and other subdivisions of this Agreement are for convenience of reference only, are not to be considered a part of this Agreement and shall not define, limit, expand or otherwise affect any of the terms or provisions of this Agreement.

Section 11.17

Entire Agreement.

This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification, or interpretation hereof shall be binding unless in writing and signed by both parties.

Section 11.18

Applicable Law; Jurisdiction.

This Agreement shall be construed and enforced in accordance with the laws of the state in which the Project is located.  Manager hereby agrees that all actions or proceedings arising directly or indirectly under this Agreement may, at the option of Owner, be litigated in courts having sites within the state in which the Project is located, and Manager hereby expressly consents to the jurisdiction of any such local, state or federal court, and confirms that service of process in any such action or proceeding may be made by personal service upon Manager wherever Manager may then be located, or by certified or registered mail directed to Manager at the address set forth in Section 8.2 above.

Section 11.19

Severability.

If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

Section 11.20

Confidentiality.

Manager shall keep confidential and not disclose to any person or entity other than Owner non-public information of the following nature (i) any of the terms and conditions of this Agreement or of its engagement as Manager hereunder, (ii) any information related to the finances or operation of the Project, (iii) any of the terms of the Leases or proposed Leases of the Project or any information related to the tenants under the Leases, or (iv) its compensation hereunder or under any other agreement with Owner related hereto or to the Project, unless, in each case, Manager either (a) shall be expressly authorized to disclose such information pursuant to a provision of this Agreement, (b) shall be required to disclose such information pursuant to law, or (c) shall have received Owner’s prior written consent.

Section 11.21

Approval.

With respect to any provision of this Agreement which provide that Manager shall obtain Owner’s prior consent or approval, Owner may withhold such consent or approval for any reason at its sole discretion, unless the provision specifically states that the consent or approval will not be unreasonably withheld.

IN WITNESS WHEREOF, Owner and Manager have executed this Agreement in duplicate originals on the date set forth below, effective as set forth above.

MANAGER:

[ENTER NAME OF APPROPRIATE MANAGEMENT COMPANY]

By:

Name:

Title:

OWNER:

[ENTER NAME OF OWNER]

By:

Name:

Title:

Exhibit A

Legal Description of the Property

 (See Attached)

Doc. No. 101630.2

A - 1

Exhibit 1.3(c)(ii)(E)

Inland Commercial Mortgage Corporation

Inland Mortgage Corporation

Inland Mortgage Servicing Corporation

Inland Office Management, Inc.

Inland Payroll Services, Inc.

Inland Real Estate Acquisitions

Inland Risk and Insurance Management Services, Inc.

TIREG Law

Investors Property Tax Services, Inc.

Inland Computer Services, Inc.

Metropolitan Constructions Service

Inland Communications, Inc.

Exhibit 1.3(e)

Construction Management Services

I.

Workletter (Define and/or Develop the following Services)

·

Define Landlord Scope of Work

·

Define Tenant Scope of Work

·

Design/Construction Schedule/Milestones

·

Develop Budget Landlord Drawing/Document Review Process

·

Determine and negotiate:

-

G.C./Subcontractor Pre-approved Bidders List

-

Insurance Requirements

-

Landlord Turnover Conditions

-

Schedule

-

Contractor and Vendor Guidelines

-

Approved Engineers List

-

Building Standard Material Finishes

·

Selection of Architect/Engineer/General Contractor

·

Define Consultants Selection Process

·

Determine and Negotiate Construction Contract Type - Lump Sum, GMP

·

Bidding/RFP Process

·

Assist GC in Securing of Permit and Certificate of Occupancy

·

Approval Process and Time Frames

·

Change Order Process

·

Approval of Project Budgets/GMPs

·

Identifying and Purchasing of Long Lead Items

·

Punchlist Process

·

Develop Budgets for Cost of Work

·

Landlords Coordination Fee

·

Landlord Services

·

Access by Tenant Prior to Completion of Work

·

Acceptance of Work

·

Miscellaneous

-

Existing Conditions

II.

Design and Pre-Construction Phase

·

Determine All Required Consultants

·

Draft RFP for Space Planners/Engineers, if it is a Turnkey Project for the Landlord

·

Solicit and Evaluate Space Planners/Engineers Responses to the RFPs, if it is a Turnkey Project for Landlord

·

Select Space Planner/Engineer and negotiate Agreement if it is a Turnkey Project for Landlord

·

Draft RFP/Bid Documents for the General Contractor

·

Solicit and Evaluate General Contractor’s Responses to the RFPs

·

Select G.C. and Negotiate Agreement

·

Develop Budget

·

Define Project Schedule

·

Monitor the Design Process, if it is a Turnkey Project

·

Provide Value Engineering

·

Adjust the Budget Throughout Design Process

·

Identify and Pre-purchase Long Lead Items

·

Analyze Existing Site Conditions

·

Manage the Bidding Process

III.

Construction Phase

·

Coordinate and Develop the Following:

-

Change Order Process

-

Shop Drawing/Submittal Process

-

Insurance Requirements

-

Draw Packages

·

Manage the Construction Process

-

Budget

-

Schedule

-

Delivery of Materials

-

Access into the Building

-

Site Logistics

-

Quality and Safety

·

Field Inspections

·

Coordinate Building System Shutdowns

·

Monitor and Enforce Contract Requirements of Contractor/Space Planner

·

Monitor Workletter Requirements

IV.

Post-Construction Move-ln Phase

·

Coordinate F.F. & E. Purchases and Installation of Tenant

·

Prepare a Tenant Move-in Schedule

·

Schedule Freight Usage by Tenant’s Vendors

·

Inspect the Premises Prior to Substantial Completion

·

Develop a Landlord Punchlist with Tenants Representative

·

Complete Landlords Punchlist Items

·

Coordinate “AS BUILTS” Drawings

·

Assist Contractor in Assembling Operation and Maintenance Management Manuals

·

Assist Contractor in Securing Certificate of Occupancy from the City

·

Complete Payments to All Contractors/Vendors

·

Prepare Final Budget and Allowance Reconciliation

Exhibit 2.1

Leasing Services

Manager hereby agrees to implement the marketing and leasing program contained in the Approved Budgets, and to the extent consistent with such Approved Budgets upon the terms and conditions herein provided, agrees to perform the following services:

(i)

To research, analyze and keep Owner fully informed about marketing conditions with respect to prevailing rents, leasing activity, landlords’ contributions to tenant improvements, rents concessions and all other factors relevant to the leasing and renting of office premises in the Project market;

(ii)

To prepare, print and distribute such brochures, fliers, sales aids and advertising materials as Owner and manager deem necessary and appropriate;

(iii)

To negotiate, on behalf of Owner, the renting of all space available or to become available in the Property, with prospective tenants at rental rates approved by Owner and in accordance with guidelines approved by Owner.  The form, content and terms of all leases, and the acceptability of all tenants, shall be subject to the approval of Owner, who may refuse to enter into a lease with a prospective tenant for any reason and whether or not such prospective tenant and such lease comply with Owner’s guidelines.  Owner or Manager, as agent for Owner, shall have sole and exclusive authority to execute leases and agreements to lease, and to otherwise bind itself with respect to occupancy of the property or any part thereof.

(iv)

To furnish to Owner monthly (and more frequently as requested with respect to specific projects) a report containing the status of negotiations with interested prospective tenants and a report of all inquiries and offers received, including inquiries and offers from other brokers;

(v)

To show the Property and parts thereof to prospective tenants, and to furnish such information about the Property to prospects and brokers as they may call for, including prospective tenants procured by other brokers;

(vi)

To assist Owner in preparing and updating a standard form lease to be used for the Property;

(vii)

To prepare and place advertising approved by Owner;

(viii)

To solicit and pursue tenants systematically and aggressively by distribution, mailing and other forms of dissemination of leasing brochures, fliers and other leasing material, and through cooperating with other brokerage and real estate firms;

(ix)

To process and submit to Owner all leasing inquiries, regardless of source;

(x)

To maintain records on current tenancies and on all prospective tenancies; and

(xi)

To advise Owner with respect to negotiating the most cost-effective means of compensating any procuring brokers, and to assist in negotiating all commission agreements or other understandings which will obligate Owner for the payment of any compensation; provided, however, that all such agreements shall be executed by Owner or Manager, as agent for Owner.

Exhibit 5.3

MONTHLY REPORTING REQUIREMENTS

1.

BANK STATEMENTS AND RECONCILIATIONS

2.

BALANCE SHEET, TRIAL BALANCE AND PROPERTY OPERATING STATEMENT-With budget comparison for the month and year to date.

3.

VARIANCE EXPLANATIONS-For all accounts with a monthly or a year to date variance of at least 10% (but not under $1,000) or for any variance over $5,000.

4.

CAM/REAL ESTATE TAX/INSURANCE BILLING AND COLLECTION REPORTS

5.

LEASING ACTIVITY/OCCUPANCY REPORT

6.

RENT ROLL

7.

CAPITAL EXPENDITURES FOR MONTH

8.

PROPERTY MANAGEMENT FEE CALCULATION-For the month and year to date.  Include a reconciliation of any amounts that cannot be traced to the general ledger.

9.

ACCOUNTS RECEIVABLE AGING REPORT

10.

ACCOUNTS PAYABLE ACCRUAL REPORT

QUARTERLY REPORTING REQUIREMENTS (IN ADDITION TO MONTHLY REQUIREMENTS)

1.

PROPERTY NARRATIVE

Update on Market Conditions

Litigation Update

Construction Activity Summary

Marketing efforts

Leasing narrative

Incident report

2.

RENT ROLL ACTIVITY REPORT

3.

ALLOWANCE FOR DOUBTFUL ACCOUNTS SCHEDULE

4.

MISCELLANEOUS RECEIVABLES SCHEDULE

5.

UNEARNED INCOME REPORT

6.

SECURITY DEPOSIT SCHEDULE

Exhibit 5.3 continued

7.

PREPAID EXPENSE SCHEDULE

8.

LEASE EXPIRATION SCHEDULE

Exhibit 7.1

A.

Management Services Compensation

Manager shall be entitled to receive and is hereby authorized to pay out of the Project Operating Account, as a management fee, an amount equal to 4.5% of the actual monthly gross income generated by the Project provided the leases for the tenants of such Project allow for full recovery of the 4.5% management fee as a pass-through expense.  In the event any such leases do not allow for recovery of any or all of the property management fee, then the property management fee payable hereunder shall be 3.5% of the actual monthly gross income generated by the lease in question (i.e., the fee will be 4.5% for leases which allow for full recovery of the 4.5% management fee as a pass-through expense and 3.5% for all other leases).  For purposes of this calculation “gross income” shall mean rents and/or assessments and other items, including but not limited to tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due.

B.

Construction Management Services Compensation

In consideration of the services performed pursuant to this Agreement, Owner and Manager agree that all construction management services shall be included in the Management Services Compensation described in paragraph A above.  No separate construction management fee(s) are included as part of this Agreement.

C.

Leasing Services Compensation

Manager shall be entitled to receive and is hereby authorized to pay out of the Operating Account, as a leasing fee an amount equal to leasing commissions consistent with market rates, as the same are then prevailing in the geographic area in which the Project is located (when an outside broker is involved, the payout is the market rate plus 50%, and on a renewal, the payout is 50%).